Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
asiegel@joelefrank.com	apalash@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

Net Sales, Gross Profit and Net Income All Increased in Fiscal Year 2008

ROANOKE, VA, January 29, 2009 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal year and fourth quarter ended October 31, 2008. The Company recorded significant increases in net sales, gross profit and net income during fiscal year 2008 as a result of successful efforts to grow organically and through acquisition.

Fiscal Year 2008 Financial Results

Net sales for fiscal year 2008 increased 34.1% to a record $61.0 million compared to net sales of $45.5 million for fiscal year 2007. Net sales of fiber optic cables showed particular strength—increasing 16.4% to $53.0 million as compared to $45.5 million in the prior year. The acquisition of SMP Data Communications on May 30, 2008 added $8.0 million to Optical Cable’s net sales during fiscal year 2008.

Exclusive of the impact of the acquisition of SMP Data Communications, net sales to customers located outside of the United States continued to show substantial strength during fiscal year 2008, increasing 32.5% compared to last year, as did net sales to customers located in the United States, which increased 10.0%.

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

Optical Cable’s net sales growth during fiscal year 2008 was achieved over a broad customer base and product mix, with increases in both commercial and specialty markets.

Gross profit increased 40.7% to $24.2 million for fiscal year 2008 from $17.2 million for fiscal year 2007. Gross profit as a percentage of net sales (or gross profit margin) was 39.6% for fiscal year 2008, compared to 37.7% for fiscal year 2007.

Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s gross profit increased 31.2% to $22.5 million for fiscal year 2008, compared to $17.2 million for fiscal year 2007. Optical Cable’s gross profit margin increased to 42.5% for fiscal year 2008, compared to 37.7% for fiscal year 2007, exclusive of the impact of the acquisition.

Optical Cable’s net income in fiscal year 2008 increased 76.6% to $2.2 million, or $0.36 per basic and diluted share, compared to net income of $1.3 million, or $0.21 per basic and diluted share, in fiscal year 2007.

Fourth Quarter Fiscal 2008 Financial Results

Net sales for the fourth quarter of fiscal 2008 increased 37.5% to $18.4 million compared to net sales of $13.4 million for the comparable period last year. The acquisition of SMP Data Communications on May 30, 2008 added $4.7 million to Optical Cable’s net sales during the fourth quarter. Exclusive of the impact of the acquisition, the Company’s net sales for the fourth quarter of fiscal year 2008 increased 2.5% to $13.7 million.

Gross profit increased 27.0% to $6.9 million in the fourth quarter of fiscal 2008, up from $5.4 million in the fourth quarter of fiscal 2007. Gross profit margin for the fourth quarter of fiscal 2008 decreased to 37.4% compared to 40.5% for the fourth quarter of fiscal 2007. Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s gross profit margin increased to 43.4% in the fourth quarter of fiscal 2008 compared to 40.5% for the same period last year.

Optical Cable recorded a net loss of $10,000, or no earnings per basic and diluted share, for the fourth quarter of fiscal year 2008, compared to net income of $810,000, or $0.13 per basic and diluted share, for the same period last year.

Management’s Comments

“Optical Cable continued to show significant net sales growth through the end of fiscal year 2008, increasing 34.1% and reaching a record $61.0 million for the year. We increased sales in our commercial and specialty markets both domestically and outside of the United States. Our strength in the marketplace was also reflected in increased gross profits and net income for the year, when compared to fiscal 2007,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

“Our acquisition of SMP Data Communications in May 2008 was a strategic milestone for Optical Cable—perfectly aligned with our long-term strategy and vision. The move has been received warmly by our customers and the marketplace,” added Mr. Wilkin.

“The fourth quarter of fiscal 2008 was challenging from a profitability standpoint, partly as a result of higher than anticipated post-acquisition integration costs, which are included in SG&A. The Optical Cable team is working to navigate through these growing pains,” stated Mr. Wilkin.

“As we enter fiscal year 2009, there is no doubt the year will be challenging given the current economic recession and market contraction both in the United States and in many of our international markets. While we cannot control the economic environment, we can control our actions. During the coming year, we will be working to leverage our strategic position and expanded product lines to maximize sales and earnings in whatever external environment we find ourselves. With our strong balance sheet and liquidity, we believe we are poised to weather this downturn and deliver improved financial performance when market conditions improve,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. The Company’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. Optical Cable Corporation products include fiber optic cable, copper and fiber optic connectors, copper and fiber optic patch cords, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corporation is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. With the acquisition of SMP Data Communications in May 2008, the Company also is now internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, Optical Cable Corporation is headquartered in Roanoke, Virginia with offices and manufacturing and warehouse facilities located both in Roanoke, Virginia and near Asheville, North Carolina. The Company primarily manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia and its high quality connectivity products at its ISO 9001:2000 registered facility located near Asheville, North Carolina.

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

Further information about Optical Cable Corporation is available on the Internet at www.occfiber.com and www.smpdata.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2008	2007	2008	2007
Net sales	$18,426	$13,399	$60,998	$45,503
Cost of goods sold	11,537	7,976	36,838	28,333

Gross profit	6,889	5,423	24,160	17,170

SG&A expenses	6,775	4,254	20,642	15,300
Royalty income, net	(352)	—	(636)	—
Amortization of intangible assets	308	—	469	—

Income from operations	158	1,169	3,685	1,870

Interest income (expense), net	(137)	19	(147)	21
Other, net	—	25	(24)	27

Other income (expense), net	(137)	44	(171)	48

Income before income taxes	21	1,213	3,514	1,918

Income tax expense	31	403	1,302	665

Net income (loss)	$(10)	$810	$2,212	$1,253

Net income per share:
Basic and diluted	$—	$0.13	$0.36	$0.21

Weighted average shares outstanding:
Basic	6,061	6,087	6,062	6,089

Diluted	6,061	6,087	6,062	6,096

—MORE—

Optical Cable Corp. – Fourth Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2008	October 31, 2007
Cash and cash equivalents	$3,910	$3,139
Trade accounts receivable, net	12,035	9,057
Inventories	13,022	7,340
Other current assets	2,956	1,279

Total current assets	$31,923	$20,815
Non-current assets	22,914	16,466

Total assets	$54,837	$37,281

Current liabilities	$8,158	$4,878
Non-current liabilities	11,847	425

Total liabilities	$20,005	$5,303
Total shareholders’ equity	34,832	31,978

Total liabilities and shareholders’ equity	$54,837	$37,281

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